Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 22, 2009

For Release:	Immediately
Refer to:	(317) 276-5795 — Mark E. Taylor (Media) (317) 655-6874 — Philip Johnson (Investors)
Lilly Reports Solid Second-Quarter 2009 Results, Raises EPS Guidance
•	Increased Volume Drives Revenue Growth Despite Unfavorable Foreign Exchange Impact

•	Foreign Exchange Movements Lead to Improved Gross Margin Percent

•	Earnings Rise 20% to $1.06 (reported); 19% EPS Growth to $1.12 (pro forma non-GAAP)

•	Full-Year 2009 Reported EPS Guidance Range Revised to $4.14 to $4.24 per share

•	Pro forma non-GAAP EPS Guidance Range Raised to $4.20 to $4.30 per share
Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2009, revised its full-year 2009 earnings per share guidance range to $4.14 to $4.24 on a reported basis, and raised its full-year 2009 pro forma non-GAAP earnings per share guidance range to $4.20 to $4.30 per share.

	Second Quarter
$ in millions, except per share data	2009	2008	% Growth
Total Revenue — Reported	$5,292.8	$5,150.4	3%
Net Income — Reported	1,158.5	958.8	21%
EPS — Reported	1.06	.88	20%

Total Revenue — Pro forma	5,292.8	5,251.2	1%
Net Income — Pro forma non-GAAP	1,226.7	1,023.4	20%
EPS — Pro forma non-GAAP	1.12	.94	19%
Due to significant strategic actions taken by the company, financial results for 2009 and 2008 are presented on both a reported and a pro forma non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Pro forma non-GAAP results exclude significant items described in the reconciliation tables and also assume the ImClone acquisition was completed January 1, 2008. The pro forma non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2009 financial guidance is also being provided on both a reported and a pro forma non-GAAP basis.

“Lilly continues to deliver solid financial results notwithstanding the challenging global economic environment,” said John C. Lechleiter Ph.D., Lilly’s chairman and chief executive officer. “Our business remained strong in the second quarter, with volume-driven revenue growth, good operating leverage and double-digit EPS growth. Sales of Cymbalta and Alimta were particularly noteworthy this quarter, while movements in foreign exchange rates led to an improved gross margin percent. In addition, we continued to advance molecules into and through our pipeline, and now have 66 molecules in clinical development. We also received several important regulatory approvals, most notably Effient in the U.S. Based on these results, and our outlook for the remainder of the year, we have raised our full-year 2009 pro forma non-GAAP earnings per share guidance.”
Significant Events Over the Last Three Months
•	The U.S. Food and Drug Administration (FDA) approved Effient™ (prasugrel) tablets for the reduction of thrombotic cardiovascular events (including stent thrombosis) in patients with acute coronary syndromes who are managed with an artery-opening procedure known as percutaneous coronary intervention (PCI). The company and its partner, Daiichi Sankyo, Inc., plan to launch Effient in the U.S. by early August.

•	The FDA approved Alimta® as a maintenance therapy for locally advanced or metastatic non-small cell lung cancer (NSCLC), specifically for patients with a nonsquamous histology whose disease has not progressed after four cycles of platinum-based first-line chemotherapy.

•	The European Commission granted approval for the use of Alimta as monotherapy for maintenance treatment of patients with other than predominantly squamous cell histology in locally-advanced or metastatic NSCLC, whose disease has not progressed immediately following platinum-based chemotherapy.

•	Alimta received regulatory approval in Japan as both a first- and second-line treatment of NSCLC.

•	The company and its partners Amylin Pharmaceuticals, Inc., and Alkermes, Inc. submitted a New Drug Application (NDA) to the FDA for exenatide once weekly. Exenatide once weekly is an investigational sustained release medication for type 2 diabetes that is injected subcutaneously and administered only once a week.

•	The company resubmitted its supplemental New Drug Application (sNDA) for Cymbalta® for the management of chronic pain to the FDA.

•	The U.S. District Court for the Southern District of Indiana issued a preliminary injunction to prevent the launch of a generic version of Evista® by Teva Pharmaceuticals until the Court renders its final ruling.

•	The company began enrolling patients in two separate but identical Phase III clinical trials of solanezumab, an anti-amyloid beta monoclonal antibody being investigated as a potential treatment to delay the progression of mild to moderate Alzheimer’s disease. The trials each include a treatment period that lasts 18 months and are expected to enroll a total of 2,000 patients age 55 and over from 16 countries.
Second-Quarter Reported Results
In the second quarter of 2009, worldwide total revenue was $5.293 billion, an increase of 3 percent compared with the second quarter of 2008. This 3 percent revenue growth was comprised of a 6 percent increase due to higher volume and a 3 percent increase due to higher prices, partially offset by a 7 percent decline due to the impact of foreign exchange rates (numbers do not add due to rounding). Worldwide total revenue of $5.293 billion was comprised of product sales of $5.113 billion, an increase of 2 percent, and collaboration and other revenue of $179.5 million, an increase of 54 percent, primarily due to the inclusion of Erbitux revenue as a result of the ImClone acquisition. U.S. total revenue increased 12 percent to $3.015 billion. Total revenue outside the U.S. decreased 8 percent to $2.278 billion due to the negative impact of foreign exchange rates.
Gross margin as a percent of total revenue increased by 5.4 percentage points, to 82.1 percent. This increase was due to the impact of the decline in foreign currencies compared to the U.S. dollar on international inventories sold during the quarter, resulting in a benefit to cost of sales as compared to the second quarter of 2008, and the inclusion in cost of sales of $57.1 million in expenses in the second quarter 2008 related to asset impairments at certain manufacturing facilities.
Marketing, selling and administrative expenses were essentially flat at $1.708 billion. These results were impacted favorably by the movement of foreign exchange rates and a reduction in advertising expenses in the U.S., offset by the impact of the ImClone acquisition and increased Effient pre-launch activities. Research and development expenses were $1.040 billion, or 20 percent of total revenue. Compared with the second quarter of 2008, research and development expenses grew 9 percent due primarily to the ImClone acquisition and increased late-stage clinical trial and discovery research costs, partially offset by the impact of foreign exchange rates. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, increased 4 percent compared with the second quarter of 2008.
The company is in advanced discussions with the attorneys general for several states that were not part of the Eastern District of Pennsylvania settlement, seeking to resolve their Zyprexa-related claims. In the second quarter of 2009, the company incurred a special pretax charge of $105.0 million, representing the currently probable and estimable exposures in connection with the states’ claims. Discussions are ongoing, and it is possible that additional charges may occur in the future.
In the second quarter of 2008, the company recognized a charge of $35.0 million for acquired in-process research and development associated with the in-licensing transaction with TransPharma Medical and a charge of $88.9 million for restructuring (exit costs) and other special charges primarily associated with previously-announced strategic exit activities related to manufacturing operations.
Operating income increased 27 percent to $1.492 billion. Excluding the impact of changes in foreign exchange rates, operating income would have increased approximately 23 percent.
Other income (expense) decreased by $56.4 million, to a net expense of $24.1 million, primarily due to lower interest income and higher interest expense associated with the ImClone acquisition, as well as lower business development income.
The effective tax rate was 21.1 percent in the second quarter of 2009, up from 20.5 percent in the second quarter of 2008.
Net income and earnings per share increased 21 percent and 20 percent, respectively, to $1.159 billion and $1.06, compared with second-quarter 2008 net income of $958.8 million and earnings per share of $.88. Excluding the impact of changes in foreign exchange rates, earnings per share would have increased approximately 17 percent.

Second-Quarter Pro Forma non-GAAP Results
Worldwide pro forma total revenue for the second quarter of 2009 was $5.293 billion, an increase of 1 percent compared with the second quarter of 2008. This 1 percent revenue growth was comprised of a 4 percent increase due to higher volume and a 3 percent increase due to higher prices, partially offset by a 6 percent decline due to the impact of foreign exchange rates. Gross margin as a percent of total revenue increased by 4.6 percentage points to 82.1 percent. Marketing, selling and administrative expenses decreased 2 percent, while research and development expenses increased 5 percent. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, grew 1 percent compared with the second quarter of 2008. Operating income increased 20 percent to $1.597 billion. Excluding the impact of changes in foreign exchange rates, operating income would have increased approximately 16 percent. Other income (expense) increased $12.9 million to a net expense of $24.1 million. The effective tax rate was 22.0 percent, up from 21.1 percent in the second quarter of 2008. Net income and earnings per share increased 20 percent and 19 percent, respectively, to $1.227 billion and $1.12 per share, primarily due to improved gross margins. Excluding the impact of changes in foreign exchange rates, earnings per share would have increased approximately 16 percent.
Second-Quarter Significant Items Affecting Reported Net Income
The reported results for the second quarters of 2009 and 2008 were affected by significant items totaling $.06 and $.11 per share, respectively. To reflect the impact of the ImClone acquisition as if the acquisition occurred on January 1, 2008, second quarter 2008 pro forma earnings per share have been reduced by $.05 per share. For further detail, see the reconciliation below as well as the footnotes to the pro forma non-GAAP income statement later in this press release.

	Second Quarter
	2009	2008	% Growth
Earnings per share (reported)	$1.06	$.88	20%
Charge related to Zyprexa litigation	.06	—
Restructuring charges (included in asset impairments, restructuring and other special charges)	—	.05
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with in-licensing transaction with TransPharma (2008)	—	.02

	Second Quarter
	2009	2008	% Growth
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.05)

Earnings per share (pro forma non-GAAP)	$1.12	$.94	19%

Revenue Highlights — Reported

			% Change			% Change
	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
(Dollars in millions)	2009	2008	2008	2009	2008	2008
Zyprexa®	$1,203.2	$1,239.7	(3)%	$2,326.2	$2,360.0	(1)%
Cymbalta	744.4	654.4	14%	1,453.7	1,259.5	15%
Humalog®	477.5	437.9	9%	928.0	845.3	10%
Cialis®	363.6	362.2	0%	722.4	699.1	3%
Gemzar®	353.2	440.1	(20)%	721.0	866.3	(17)%
Alimta	385.3	275.0	40%	720.6	522.1	38%
Evista	251.3	279.8	(10)%	508.2	540.9	(6)%
Humulin®	248.1	271.4	(9)%	488.7	529.1	(8)%
Forteo®	203.3	206.6	(2)%	390.7	391.5	0%
Strattera®	142.8	135.2	6%	301.7	283.2	7%
Total Product Sales	5,113.3	5,033.8	2%	10,005.1	9,743.2	3%
Collaboration and Other Revenue[1]	179.5	116.6	54%	334.7	214.8	56%

Total Revenue[2]	$5,292.8	$5,150.4	3%	$10,339.8	$9,958.0	4%

[1]	Collaboration and other revenue is primarily comprised of Erbitux royalties and 50 percent of Byetta’s gross margin in the U.S.

[2]	Total revenue for the second quarter of 2009 includes $114.6 million of Byetta revenue and $99.7 million of Erbitux revenue.
Zyprexa
In the second quarter of 2009, Zyprexa sales totaled $1.203 billion, a decrease of 3 percent compared with the second quarter of 2008. U.S. sales of Zyprexa increased 3 percent to $582.2 million, driven by higher net effective selling prices. Zyprexa sales in international markets decreased 8 percent, to $621.0 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased demand. Demand outside the U.S. was favorably impacted by the withdrawal of generic competition in Germany.
Cymbalta
For the second quarter of 2009, Cymbalta generated $744.4 million in sales, an increase of 14 percent compared with the second quarter of 2008. U.S. sales of Cymbalta increased 14 percent, to $621.3 million, driven by higher net effective selling prices and higher demand. Sales outside the U.S. were $123.2 million, an increase of 10 percent, driven primarily by higher demand, partially offset by the unfavorable impact of foreign exchange rates.
Humalog
For the second quarter of 2009, worldwide Humalog sales increased 9 percent, to $477.5 million. Sales in the U.S. increased 17 percent to $292.0 million, driven by higher net effective selling prices. Sales outside the U.S. decreased 2 percent to $185.5 million, driven by the unfavorable impact of foreign exchange rates, offset by increased demand.
Cialis
Cialis sales for the second quarter of 2009 were flat compared with second-quarter 2008 at $363.6 million. U.S. sales of Cialis were $149.4 million in the second quarter, a 16 percent increase compared with the second quarter of 2008, driven by higher net effective selling prices and, to a lesser extent, increased demand. Sales of Cialis outside the U.S. decreased 8 percent, to $214.3 million, driven primarily by the unfavorable impact of foreign exchange rates, partially offset by higher prices.
Gemzar
Gemzar sales totaled $353.2 million in the second quarter of 2009, a decrease of 20 percent from the second quarter of 2008. Sales in the U.S. increased 7 percent, to $195.6 million, due primarily to higher net effective selling prices and changes in wholesaler buying patterns. Sales outside the U.S. decreased 39 percent, to $157.6 million, due to reduced demand and lower prices as a result of the entry of generic competition in most major markets, as well as the unfavorable impact of foreign exchange rates.

Alimta
For the second quarter of 2009, Alimta generated sales of $385.3 million, an increase of 40 percent compared with the second quarter of 2008. U.S. sales of Alimta increased 53 percent, to $198.5 million, due to increased demand. Sales outside the U.S. increased 28 percent, to $186.8 million, due to increased demand, partially offset by the unfavorable impact of foreign exchange rates.
Evista
Evista sales were $251.3 million in the second quarter of 2009, a 10 percent decrease compared with the second quarter of 2008. U.S. sales of Evista decreased 6 percent to $168.1 million, as a result of lower demand, partially offset by higher net effective selling prices. Sales outside the U.S. decreased 18 percent to $83.2 million, driven by the outlicensing of Evista in most European markets and, to a lesser extent, the unfavorable impact of foreign exchange rates.
Humulin
Worldwide Humulin sales decreased 9 percent in the second quarter of 2009, to $248.1 million. U.S. sales increased 4 percent to $95.1 million, due primarily to higher net effective selling prices, partially offset by lower demand. Sales outside the U.S. decreased 15 percent, to $153.0 million, driven by the unfavorable impact of foreign exchange rates.
Forteo
Second-quarter sales of Forteo were $203.3 million, a 2 percent decrease compared with the second quarter of 2008. U.S. sales of Forteo increased 2 percent, to $132.0 million, driven by higher net effective selling prices, partially offset by the impact of wholesaler buying patterns and lower demand. Sales outside the U.S. decreased 8 percent, to $71.2 million, due to the unfavorable impact of foreign exchange rates, partially offset by higher demand.
Strattera
During the second quarter of 2009, Strattera generated $142.8 million of sales, an increase of 6 percent compared with the second quarter of 2008. U.S. sales increased 4 percent to $105.7 million, due to higher net effective selling prices, partially offset by lower demand. Sales outside the U.S. increased 10 percent, to $37.1 million, driven by increased demand and higher prices, partially offset by the unfavorable impact of foreign exchange rates.

Byetta®
Lilly reports in collaboration revenue its 50 percent share of Byetta’s gross margin in the U.S., and in product sales 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the second quarter, Lilly recognized total revenue of $114.6 million for Byetta, an increase of 13 percent, comprised of collaboration revenue of $79.9 million and product sales of $34.7 million.
Worldwide sales of Byetta were $205.7 million in the second quarter of 2009, a 6 percent increase compared with the second quarter of 2008, driven by growth in international markets. U.S. sales of Byetta declined 1 percent to $175.1 million compared with the second quarter of 2008, while sales of Byetta outside the U.S. were $30.6 million.
Erbitux®
Lilly reports in collaboration revenue the net royalties received from its Erbitux collaboration partners, and in product sales the revenue from manufactured product sold to these partners. For the second quarter, Lilly recognized total revenue of $99.7 million for Erbitux, comprised of collaboration revenue of $75.8 million and product sales of $23.9 million.
Animal Health
Worldwide sales of animal health products in the second quarter of 2009 were $275.4 million, an increase of 8 percent compared with the second quarter of 2008. U.S. sales grew 32 percent, to $154.2 million, primarily due to the inclusion of sales from the Posilac® acquisition completed in October, 2008. Sales outside the U.S. decreased 12 percent, to $121.2 million, driven primarily by the unfavorable impact of foreign exchange rates.
Year-to-Date Results
For the first six months of 2009, worldwide total revenue increased 4 percent on a reported basis and 2 percent on a pro forma basis, to $10.340 billion, compared with sales for the same period in 2008. Reported net income and earnings per share were $2.472 billion and $2.25, respectively. Net income and earnings per share, on a pro forma non-GAAP basis, were $2.540 billion and $2.31, respectively.

Year-to-Date Significant Items Affecting Net Income
In addition to the second-quarters 2009 and 2008 significant items previously mentioned, net income for the first six months of 2008 was also affected by significant items occurring in the first quarter of 2008. To reflect the impact of the ImClone acquisition as if the acquisition occurred on January 1, 2008, year-to-date 2008 pro forma earnings per share have been reduced by $.09 per share. For further detail, see the reconciliation below as well as the footnotes to the pro forma non-GAAP income statement later in this press release.

	Year-to-date
	2009	2008	% Growth
Earnings per share (reported)	$2.25	$1.85	22%
Charge related to Zyprexa litigation	.06	—
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	—	.14
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with in-licensing transactions with BioMS and TransPharma (2008)	—	.07
Benefit from resolution of IRS audit in first quarter of 2008	—	(.19)
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.09)

Earnings per share (pro forma non-GAAP)	$2.31	$1.81	28%

Numbers in the 2008 year-to-date column do not add due to rounding

2009 Financial Guidance
The company revised its full-year 2009 earnings per share guidance range to $4.14 to $4.24 on a reported basis, and raised its full-year 2009 earnings per share guidance range to $4.20 to $4.30 on a pro forma non-GAAP basis.
2009 Earnings Per Share Expectations:

	2009	2008
	Expectations	Results	% Growth
Earnings (Loss) per share (reported)	$4.14 to $4.24	($1.89)	NM
Financial impact of ImClone acquisition, including in-process research and development and other charges	—	4.46
Charges related to Zyprexa investigations and litigation	.06	1.20
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	—	.30
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with SGX acquisition and in-licensing transactions with BioMS and TransPharma	—	.10
Benefit from resolution of IRS audit	—	(.19)
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.20)

Earnings per share (pro forma non-GAAP)	$4.20 to $4.30	$3.82	10% to 13%

NM — not meaningful
The company continues to expect low-single digit revenue growth on a pro-forma non-GAAP basis and mid-single digit revenue growth on a reported basis.
The company continues to expect gross margin as a percent of total revenue to increase for the full year, driven by the beneficial foreign exchange impact in the first half of 2009 compared to the first half of 2008. For the second half of 2009, the company expects a decrease in gross margin as a percent of total revenue compared to the second half of 2008.

Marketing, selling, and administrative expenses are still projected to show flat to low-single digit growth. Research and development expenses are still projected to grow in the high-single digits on a pro forma non-GAAP basis and in the low-double digits on a reported basis.
Other income is still expected to be a net loss of between $200 million and $250 million, and the effective tax rate is still expected to be approximately 22 percent. Capital expenditures are still expected to be approximately $1.1 billion and the company still expects continued strong operating cash flow.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2009 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through August 21, 2009.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed April 2009 and Form 10-K filed February 2009. The company undertakes no duty to update forward-looking statements.
# # #

Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
EffientTM (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Posilac® (recombinant bovine somatotropin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)
AIR® is a trademark of Alkermes, Inc.
Eli Lilly and Company Employment Information

	June 30, 2009	December 31, 2008
Worldwide Employees	40,550	40,450

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2009	2008	% Chg.	2009	2008	% Chg.

Net product sales	$5,113.3	$5,033.8	2%	$10,005.1	$9,743.2	3%
Collaboration and other revenue	179.5	116.6	54%	334.7	214.8	56%

Total Revenue	5,292.8	5,150.4	3%	10,339.8	9,958.0	4%

Cost of sales	947.4	1,200.9	(21)%	1,763.8	2,312.2	(24)%
Research and development	1,040.4	951.5	9%	1,987.7	1,828.6	9%
Marketing, selling and administrative	1,708.2	1,700.1	0%	3,237.4	3,250.6	0%
Acquired in-process research and development	—	35.0	NM	—	122.0	NM
Asset impairments, restructuring and other special charges	105.0	88.9	18%	105.0	234.6	(55)%

Operating income	1,491.8	1,174.0	27%	3,245.9	2,210.0	47%
Net interest income (expense)	(45.5)	4.7		(105.7)	1.2
Net other income (expense)	21.4	27.6		10.9	51.4

Other income (expense)	(24.1)	32.3		(94.8)	52.6

Income before income taxes	1,467.7	1,206.3	22%	3,151.1	2,262.6	39%
Income taxes	309.2	247.5	25%	679.5	239.5	NM

Net income	$1,158.5	$958.8	21%	$2,471.6	$2,023.1	22%

Earnings per share — basic	$1.06	$.88	20%	$2.25	$1.85	22%

Earnings per share — diluted	$1.06	$.88	20%	$2.25	$1.85	22%

Dividends paid per share	$.49	$.47	4%	$.98	$.94	4%

Weighted-average shares outstanding (thousands) — basic	1,097,184	1,093,778		1,097,195	1,093,831
Weighted-average shares outstanding (thousands) — diluted	1,097,213	1,093,832		1,097,226	1,093,989
NM — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — Pro forma Non-GAAP
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2009(a)	2008(b)(c)	% Chg.	2009(a)	2008(b)(c)	% Chg.

Net product sales	$5,113.3	$5,055.2	1%	$10,005.1	$9,790.0	2%
Collaboration and other revenue	179.5	196.0	(8)%	334.7	371.7	(10)%

Total Revenue	5,292.8	5,251.2	1%	10,339.8	10,161.7	2%

Cost of sales	947.4	1,183.3	(20)%	1,763.8	2,338.4	(25)%
Research and development	1,040.4	994.3	5%	1,987.7	1,907.4	4%
Marketing, selling and administrative	1,708.2	1,739.6	(2)%	3,237.4	3,314.6	(2)%
Acquired in-process research and development	—	—	NM	—	—	NM
Asset impairments, restructuring and other special charges	—	—	NM	—	—	NM

Operating income	1,596.8	1,334.0	20%	3,350.9	2,601.3	29%

Net interest income (expense)	(45.5)	(66.1)		(105.7)	(122.1)
Net other income (expense)	21.4	29.1		10.9	39.9

Other income (expense)	(24.1)	(37.0)		(94.8)	(82.2)

Income before income taxes	1,572.7	1,297.0	21%	3,256.1	2,519.1	29%
Income taxes	346.0	273.6	26%	716.3	533.7	34%

Net income	$1,226.7	$1,023.4	20%	$2,539.8	$1,985.4	28%

Earnings per share — basic	$1.12	$.94	19%	$2.31	$1.82	28%

Earnings per share — diluted	$1.12	$.94	19%	$2.31	$1.81	28%

Dividends paid per share	$.49	$.47	4%	$.98	$.94	4%

Weighted-average shares outstanding (thousands) — basic	1,097,184	1,093,778		1,097,195	1,093,831
Weighted-average shares outstanding (thousands) — diluted	1,097,213	1,093,832		1,097,226	1,093,989

NM — not meaningful

(a)	The second quarter and year-to-date 2009 financial statements have been adjusted to eliminate a special pretax charge of $105.0 million, or $0.06 per share (after-tax), representing the currently probable and estimable exposures in connection with several states’ litigation claims involving Zyprexa.

(b)	The second-quarter and year-to-date 2008 financial statements have been adjusted to reflect the acquisition of ImClone as if it was completed by Lilly effective January 1, 2008.

(c)	The 2008 second quarter and year-to-date amounts are adjusted to eliminate a charge of $88.9 million, or $0.05 per share for asset impairments, restructuring and other special charges primarily related to the termination of the AIR® Insulin program; a charge of $35.0 million, or $0.02 per share for the in-licensing of a research and development product and technology from Transpharma Medical Ltd; and a charge of $57.1 million, or $0.04 per share for asset impairments included in cost of sales. The year-to-date amounts are also adjusted to eliminate a charge of $145.7 million, or $0.09 per share for asset impairments, restructuring and other special charges primarily related to the termination of the AIR Insulin program; a charge of $87.0 million, or $0.05 per share for acquired in-process research and development associated with the BioMS in-licensing arrangement; and a discrete income tax benefit of $210.3 million, or $0.19 per share as a result of the resolution of a substantial portion of the IRS audit of its federal income tax returns for the years 2001 through 2004.